Exhibit 99.2

Aytu BioScience Announces Split-Adjusted Trading of its Common Stock

Englewood, CO – August 29, 2017 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty life sciences company focused on global commercialization of novel products in the field of urology, today announced that a previously announced 1-for-20 reverse split of its outstanding shares of common stock will trade on a split-adjusted basis beginning today, August 29, 2017. Upon effectiveness of the split, management will seek to secure listing on a senior exchange. A senior exchange listing would allow the Company to attract a broader range of investors and to increase share liquidity.

The Company’s trading symbol on August 29, 2017 will temporarily change to “AYTUD” and continue for a period of 20 business days from that date, after such time, the symbol will revert to the original symbol of “AYTU.”

The reverse stock split was approved by stockholders of Aytu at the Special Shareholders meeting held on July 26, 2017 and the ratio of 1-for-20 was authorized by the Board of Directors. The reverse stock split was announced on August 25, 2017.

As previously announced, the 1-for-20 reverse stock split will automatically convert twenty shares of Aytu BioScience’s common stock into one new share of common stock. No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-split common stock to any shareholder of record who otherwise would have received a fractional share as a result of the reverse stock split. The reverse split will reduce the number of shares of outstanding common stock from approximately 80.4 million to approximately 4.0 million. It will also affect shares of common stock underlying stock options, warrants and preferred shares in the same ratio.

The Company has retained its transfer agent, VStock Transfer LLC, to act as its exchange agent for the reverse stock split. VStock Transfer LLC, will provide stockholders of record as of the effective time with a letter of transmittal providing instructions for the exchange of their stock certificates. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

Stockholders who are holding their shares in electronic form at their brokerage firms do not have to take any action as the effects of the reverse stock split will automatically be reflected in their brokerage accounts. No further action is required for stockholders holding paper certificates. Certificates representing pre-split holdings will be deemed to represent the stockholder’s post-split holdings until the stockholder presents the certificate to the transfer agent.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology, with a focus on products addressing vitality, sexual wellness, and reproductive health. The Company currently markets two prescription products in the U.S.: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”) and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS® is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within growing markets. For more information visit aytubio.com. Aytu also has a wholly-owned subsidiary Aytu Women’s Health (formerly Nuelle, Inc.), a personal health and wellness company focused on women’s sexual wellbeing and intimacy. Aytu Women’s Health markets Fiera, a personal care device for women that is scientifically proven to enhance physical arousal and sexual desire. Fiera is a consumer device and is not intended to treat, mitigate, or cure any disease or medical condition.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “would,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: management’s ability to secure listing on a senior exchange and that listing on a senior exchange would allow the Company to attract a broader range of investors and to increase share liquidity. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K, as amended by our Form 10-Q for the quarter ended March 31, 2017 and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Investor contact:

Amato and Partners, LLC

Investor Relations Counsel

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